UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CARDINAL ETHANOL, LLC
(Name of Registrant as Specified In Its Charter)

TROY PRESCOTT
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Additional Soliciting Materials
On December 20, 2017, Cardinal Ethanol, LLC (the "Company") filed a Preliminary Proxy Statement for the Company's 2018 Annual Meeting to be held on February 20, 2018 (the "2018 Annual Meeting"). On January 2, 2018, the Company filed a Definitive Proxy Statement for the 2018 Annual Meeting. On December 29, 2017, Troy Prescott sent out a communication in regards to the 2018 Annual Meeting. The communication is set forth in the attached exhibit.

Dear Cardinal Ethanol Investor,
I would like to have a few minutes of your time to reintroduce myself. I am Troy Prescott and I am the farmer that headed up the Cardinal Ethanol project. I am writing this letter because I am a candidate listed on the ballot of the proxy card that you will receive for the 2018 annual meeting.
I started researching the ethanol industry in the mid-1990s. From this research I knew I wanted to try and put together an ethanol project using the Fagen model which allowed grassroots investors to have the opportunity to invest in their own ethanol plant. The first public meeting was held in my farm shop in December 2004. I then assembled a group of local investors so we could obtain a feasibility study. After receiving a positive report we were given a Letter of Intent from Fagen Inc. to construct an ethanol plant. The next step was to register with the SEC and carry out an equity drive. During the summer of 2006 we were successful in obtaining the required investment level to move on to financial close with our lender. We closed our loan in December 2006 and started moving dirt in February 2007. Construction crews arrived in April 2007 and reached substantial completion in October 2008. After many hours of time devoted by many people our official first corn grind started November 1st, 2008. I continued served on the board till February 2013.
After many years of researching, networking, fund raising and travel to promote Cardinal Ethanol and the ethanol industry I decided to take some time to spend with my wife and our two sons. Our sons at that time were 21 & 16 and starting to get involved with the financial side of our family farm operation.
So now I will get to get to the point of this letter. I have obtained the necessary signatures to have my name placed on the ballot for the election of board of directors. You will receive a proxy card that contains the ballot in the mail or you can print a proxy card by going to the Cardinal Ethanol website. What I am asking you to do is to vote only for Troy Prescott, this will assure that I will be in the top three and get reelected to the board. I am not trying to target any one of the other candidates. This is just a strategy to achieve my goal to get back on the board.
In closing I would like to thank you for being an investor in Cardinal Ethanol. You will not find anyone that has more enthusiasm than myself for Cardinal Ethanol and the ethanol industry in general. As a director it is my job to represent the investors. If you have any questions please call me at 765-969-5541.
Thank you for your support,

FAGEN INC.

501 West Highway 212 – P.O. Box 159
Granite Falls MN 56241
(320) 564-3324
(320) 564-3278 FAX

December 1, 2017

TO WHOM IT MAY CONCERN:

Troy Prescott is one of the organizers and founders of Cardinal Ethanol, LLC, and is a farmer and businessman. I have known Troy for several years. Troy was very professional and good to work with in developing the project to build the ethanol plant. He is very knowledgeable in the ethanol and agricultural industries.

Troy would be an excellent person to serve on the Board of Directors of Cardinal Ethanol, LLC.

Sincerely,

Ron Fagen